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                               Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-9661

PROSPECTUS SUPPLEMENT
(to Prospectus dated September 17, 1996)

                          BROADBAND TECHNOLOGIES, INC.

                                  $115,000,000
               5% CONVERTIBLE SUBORDINATED NOTES DUE MAY 15, 2001
                   (INTEREST PAYABLE MAY 15 AND NOVEMBER 15)

                                      AND

          2,772,420 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE,
       ISSUABLE UPON CONVERSION OF SUCH 5% CONVERTIBLE SUBORDINATED NOTES
                             ---------------------

     The Prospectus, dated September 17, 1996 (the "Prospectus"), relating to the offering for resale of up to $115,000,000 aggregate principal amount of outstanding 5% Convertible Subordinated Notes, due May 15, 2001 (the "Notes") of BroadBand Technologies, Inc. ("BroadBand"), and the 2,772,420 shares of Common Stock, par value $0.01 per share, of BroadBand that are issuable upon conversion of the Notes, as supplemented by Prospectus Supplements dated October 31, 1996, December 3, 1996, and January 7, 1997, is hereby supplemented as set forth below.

 1) The information set forth opposite the name of Bankers Trust International, PLC in the table of Selling Holders on page 28 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $5,000,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 120,540.

 2) The information set forth opposite the name of Delaware State Employees' Retirement Fund in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $1,530,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 36,885.

 3) The information set forth opposite the name of Declaration of Trust for the Defined Benefit Plans of ZENECA Holdings, Inc. in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $320,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 7,714.

 4) The information set forth opposite the name of Thermo Electron Balanced Investment Fund in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $550,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 13,259.

 5) The information set forth opposite the name of Declaration of Trust for the Defined Benefit Plans of ICI American Holdings, Inc., in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $480,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 11,572.

 6) The information set forth opposite the name of General Motors Employees Domestic Group Trust in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $3,550,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 85,583.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 3, 1997.